Exhibit 5.1
[Goodwin Procter LLP Letterhead]
August 31, 2026
Boston Properties Limited Partnership
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199-8103

Re:    Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (No. 333-294080-01) (as amended or supplemented, the “Registration Statement”) filed on March 6, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of, among other securities, debt securities (the “Debt Securities”) of Boston Properties Limited Partnership, a Delaware limited partnership (the “Company”). The Registration Statement became effective automatically upon filing with the Commission on March 6, 2026.

Reference is made to our opinion letter dated March 6, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 18, 2026, by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $700,000,000 aggregate principal amount of Debt Securities in the form of 6.050% Senior Notes due 2036 (the “Notes”). The Notes are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the general partner of the Company.

We refer to the Indenture, dated as of December 13, 2002 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 27, dated August 31, 2026 (the “Supplemental Indenture”), between the Company and the Trustee, as the “Indenture.” We refer to the Indenture and the Notes, collectively, as the “Subject Documents.”

In our examination of the Subject Documents and other documents relevant to the opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and

Boston Properties Limited Partnership
August 31, 2026

completeness of any Subject Documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents submitted to us as copies, by facsimile or by other means of electronic transmission and (v) the truth, accuracy and completeness of information and representations and warranties contained in the Subject Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this supplemental opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinion set forth below is limited to the law of New York (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction) and the Delaware Revised Uniform Limited Partnership Act.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, upon the due execution and delivery of the Supplemental Indenture by each of the parties and the execution, authentication and issuance of the Notes against payment pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to the following additional qualifications:

(i)     Our opinion set forth above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(ii)     We express no opinion with respect to any provision of any of the Subject Documents relating to: (a)  non-reliance, exculpation, limitation of liability, indemnification, contribution, limitation or exclusion of remedies, disclaimer or waiver (and other provisions, however, expressed, altering or eliminating the rights, liabilities or remedies a party otherwise would have); (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph iii below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not

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August 31, 2026

be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

(iii)    To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, choice of New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualification that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue, our opinion is qualified in its entirety by N.Y. CPLR 510 (McKinney 2010). We call to your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (a) any waiver of objections based on inconvenient forum or (b) venue or the subject matter jurisdiction of the federal courts of the United States.
(iv)    Our opinion set forth above does not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder; banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws and regulations; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws and regulations; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; margin regulations; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws, including, without limitation, the Corporate Transparency Act, and the rules and regulations promulgated under such laws; laws regulating derivatives, investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.
This supplemental opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 31, 2026, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of

Boston Properties Limited Partnership
August 31, 2026

persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP